ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

TEXAS-NEW MEXICO POWER COMPANY

          Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Texas-New Mexico Power Company adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

          The name of the corporation is Texas-New Mexico Power Company.

ARTICLE TWO

          The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on August 7, 2001:

    Article Three, Section One, Subparagraph 1.12 is amended so that it reads in its entirety as follows:

1.12 not enter into any guaranty, or otherwise become liable for, or pledge its assets to secure, the liabilities, debts or obligations of any Person, other than guaranties of liabilities, debts or obligations of affiliates into which the Corporation separates its business activities pursuant to the requirements of the laws of any state in which the Corporation operates as an electric utility, including, without limitation, the unbundling provisions of Chapter 39 of the Texas Utilities Code.

ARTICLE THREE

          The number of shares of the corporation outstanding at the time of adoption was 10,705 shares of common stock.

ARTICLE FOUR

          The number of shares that voted for the amendment was 10,705; and the number of shares that voted against the amendment was zero.

          IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 16th day of August, 2001.

TEXAS-NEW MEXICO POWER COMPANY

By: /S/ Paul W. Talbot

                                                               Name:   Paul W. Talbot
                                                               Title:    Secretary